Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael Shea, CFO	Investors:	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR		(212) 994-7541
	(973) 299-4000		lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS ANNOUNCES DISCOVERY OF ACCOUNTING ERROR

Mountain Lakes, New Jersey, October 8, 2004 — Computer Horizons Corp. (Nasdaq: CHRZ), a strategic solutions and professional services company, announced today that based on an internal review of accounting processes and procedures, it has discovered an error pertaining to the incorrect adjustment of consulting costs relating to intercompany transactions between CHC and its Canadian subsidiary. This error has caused an understatement of consultant costs, aggregating approximately $5.0 million on a pre-tax basis, in the Company’s consolidated income statements since the second quarter of 2003. Preliminary accounting results indicate that the Company’s operating results during the five quarterly periods beginning with the second quarter ended June 30, 2003 and ending with the second quarter ended June 30, 2004 were overstated by an aggregate amount of approximately $3.3 million, net of tax, or $0.11 per share. Revenues for these periods were not affected.

The Company intends to restate its results for each quarter affected, including results for the calendar year ended December 31, 2003. Preliminary results indicate that the total impact on the year 2003 was a charge of approximately $2.0 million, net of tax, or $0.07 per share, and for the first half of 2004 was approximately $1.3 million, net of tax, or $0.04 per share. For the calendar year ended December 31, 2003, the restatement will result in a revised net loss of approximately $(17.0) million or $(0.56) loss per share.  Previously reported results for calendar year 2003 were a net loss of  $(14.9) million or $(0.49) loss per share.  For the six months ended June 30, 2004, preliminary results indicate the restatement will result in a revised net loss of approximately $(442,000) or $(0.01) loss per share. The previously reported results for the first half of 2004 were net income of $813,000 or $0.03 per share.

William J. Murphy, President and CEO stated, “During the second quarter of 2003, we experienced turnover in certain accounting positions which we believe contributed to the incorrect recording of costs related to the financial statement consolidation between our Canadian outsourcing business and our US operations. We detected this error in the third quarter of 2004, during an internal review of the accounting processes between our Canadian and US companies.”

Eric Edelstein, Chairman of the Audit Committee, commented, “The Company is taking steps to strengthen its internal control processes and procedures in order to prevent the reoccurrence of events resulting in the need to restate prior period financial statements.”

The Company intends to restate all of its affected SEC filings as soon as practical. A conference call is scheduled to discuss this matter on Friday, October 8, 2004, at 10:00 am. The dial in number is 888-335-6680 (confirmation code 5270552).

The Company guidance for third quarter 2004 revenue remains in the range of $66 to $68 million; however, the EPS range of  $0.01 to $0.03 is reduced to a range of a $(0.02) loss per share to a $0.01 earnings per share.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions and professional services company with more than thirty years of experience, specifically in information technology.  The Company provides its services to a multi-national audience through its “bestshore” delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments. Through its wholly-owned subsidiary, RGII Technologies, Inc., CHC has expanded its government practice to include the Federal government sector, a growing market, in addition to various other vertical markets it serves, such as healthcare, consumer products, insurance and financial services.  CHC’s wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties.  It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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